EX-16(11)(a)

Law Offices
Stradley Ronon Stevens & Young, LLP
1250 Connecticut Avenue, NW
Washington, DC 20036
(202) 822-9611

January 23, 2013

Nationwide Mutual Funds
1000 Continental Drive, Suite 400
King of Prussia, Pennsylvania 19406

Subject:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Nationwide Mutual Funds, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended.  The purpose of the Registration Statement is to register shares to be issued in connection with the acquisition of all of the property, assets and goodwill of, and the assumption of all of the liabilities of, the TS&W Fixed Income Portfolio, a series of The Advisors’ Inner Circle Fund (the “AIC Trust”), by and in exchange for Institutional Class shares of the Nationwide Core Plus Bond Fund (“Shares”), a series of the Trust (the “Transaction”).

We have reviewed the Trust’s Second Amended and Restated Agreement and Declaration of Trust (“Declaration of Trust”), Second Amended and Restated Bylaws (“Bylaws”) and resolutions adopted by the Trust’s Board of Trustees in connection with the Transaction, as well as such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.           The Shares will be issued in accordance with the Declaration of Trust, Bylaws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares.

2.           The Shares will be issued against payment therefor as described in the Proxy Statement/Prospectus and Statement of Additional Information relating thereto included in the Registration Statement, and that such payments will have been at least equal to their respective net asset values.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and any amendments related thereto.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY:     /s/Peter M. Hong
Peter M. Hong, a Partner